Exhibit 10.1

AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT

This AMENDMENT NO. 3 (the “Amendment”), dated as of September 3, 2019, to the LOAN AGREEMENT (the “June 2019 Loan Agreement”), and the SECURITY AGREEMENT (the “June 2019 Security Agreement”), both dated June 3, 2019, as such Agreements have been amended by way of agreements dated as of July 29, 2019 (the “July 2019 Amendment Agreement” and August 12, 2019 (the “First August 2019 Amendment Agreement”; and together with the June 2019 Loan Agreement, the June 2019 Security Agreement, the July 2019 Amendment Agreement and the First August 2019 Amendment Agreement, the “Agreements”), by and between Jerrick Media Holdings, Inc. (the “Company”) and the investors (the “Investors”) named in the Agreements. The Investors and the Company are hereinafter referred to together as “the Parties”. Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

WITNESSETH:

WHEREAS, on June 3, 2019, the Investors and the Company entered into the June 3, 2019 Loan Agreement and the June 3, 2019 Security Agreement and Securities Purchase Agreement pursuant to which the Investors agreed to have a joint and several interest in the June 2019 Loan in the principal aggregate amount of

$2,400,000; and

WHEREAS, on July 29, 2019, the Investors and the Company entered into the July 2019 Amendment Agreement pursuant to which the parties agreed to amend the June 2019 Loan Agreement and the June 2019 Security Agreement so as to (i) increase the principal aggregate amount of the June 2019 Loan to $2,500,000, and (ii) amend the provisions regarding the ranking of interest of such loan; and

WHEREAS, on August 12, 2019, the Investors and the Company entered into the First August 2019 Amendment Agreement pursuant to which the parties agreed to further amend the June 2019 Loan Agreement and the June 2019 Security Agreement so as to (i) increase the principal aggregate amount of the June 2019 Loan to $3,000,000, and (ii) amend the provisions regarding the ranking of interest of such loan; and

WHEREAS, the Parties now desire to further amend the Agreements in certain respects as hereinafter set forth;

NOW, THEREFORE, in consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Agreement is hereby amended as follows:

1.	Section 2.1 of the Loan Agreement is hereby amended to be and read as follows:

“Section 2.1 The Loan

The Lenders have resolved to issue certain financial accommodations to the Borrower in an amount of up to FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00), which shall be undertaken, funded and/or repaid in accordance with this Agreement, as follows: the Borrower shall be indebted in the amount of Four Million and No/100 Dollars ($4,000,000.00) (the “Term Loan”), funded as follows:

(a)	ONE MILLION TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($1,200,000.00) was exchanged by Rosen from an existing Promissory note dated May 26, 2016 in favor of Rosen for a joint and several interest in the 2019 Term Loan pursuant to the Debt Exchange Agreement dated 6/3/19;

(b)	(i) SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($600,000) was funded by Goldberg at First Closing on June 3, 2019, (ii) SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($600,000) was funded by Goldberg at Second Closing on June 25, 2019, (iii) an additional ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000) was funded by Goldberg pursuant to the July 2019 Amendment Agreement on July 29, 2019, (iv) an additional FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000) was funded by Goldberg pursuant to the First August 2019 Amendment Agreement on August 12, 2019, (v) an additional ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000) was funded by Goldberg on August 26, 2019, (vi) an additional FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000) was funded by Goldberg on September 6, 2019, and (vii) an additional FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000) was funded by Goldberg on September 13, 2019.

Following the September 13, 2019 funding by Goldberg, the principal amounts funded by Creditor are as follows:

Eric Goldberg:	$2,800,000
Arthur Rosen:	$1,200,000

The Loan is not a revolving credit loan, and Borrower is not entitled to any re-advances of any portion of the Loan which it may (or is otherwise required to) pay or prepay pursuant to the provisions of this Agreement. The Closings shall occur on the Closing Dates and shall be conducted remotely via exchange of documents.

The net proceeds of the Current Advance shall be employed by the Borrower as provided in Section 6.2 of this Agreement.”

2.	Paragraph 2 of the Intercreditor Agreement is hereby amended to be and read as follows:

“2.	Ranking of Interests. Each Creditor agrees and acknowledges that all sums secured or owing to either Creditor under the Creditor Loan Documents shall be and are hereby declared by each Creditor to be held and/or receivable by the Creditors on the following basis:

(i) Each Creditor agrees and acknowledges that all sums secured or owing to either Creditor under the Creditor Loan Documents shall be and are hereby declared by each Creditor to be held and/or receivable by the Creditors on a pro-rata basis as to each Creditor’s share of the Loan (each such share hereinafter referred to as each Creditor’s “Creditor Share”)..

Any amounts payable hereunder shall be rounded to the nearest whole ten-dollar increment. Notwithstanding anything to the contrary contained in any Creditor Loan Documents and irrespective of: (i) dates, times or order of when a Creditor made its loan to the Company under the Creditor Loan Documents; (ii) the time, order or method of attachment or perfection of the security interests created in favor of either Creditor; (iii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect security interests in any collateral; (iv) anything contained in any filing or agreement to which any Creditor now or hereafter may be a party; (v) the rules for determining perfection or priority under the Uniform Commercial Code or any other law governing the relative priorities of secured creditors; (vi) the time or order of obtaining control or possession of any Collateral; or (vii) or the failure to perfect or maintain the perfection or priority of any security interests, each Creditor hereby agrees and acknowledges that: (x) each of the Creditors has a valid security interest in the Collateral and (y) the security interests of each Creditor in any Collateral pursuant to any Creditor Loan Documents shall, be pari passu on a pro rata basis, based on percentage of Creditor Share.”

3.	Except as amended hereby, the terms and provisions of the Agreements shall remain in full force and effect, and the Agreements are in all respects ratified and confirmed. On and after the date of this Amendment, each reference in each of the Agreements to the "Agreement", "hereinafter", "herein", “hereinafter", "hereunder", "hereof", or words of like import shall mean and be a reference to such Agreement as amended by this Amendment.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first stated above.

JERRICK MEDIA, INC.

By:
	Name:	Jeremy Frommer
	Title:	CEO

ARTHUR ROSEN, as Creditor

ERIC GOLDBERG, as Creditor